Exhibit 10.1

SECOND AMENDMENT TO

THE J. M. SMUCKER COMPANY TOP MANAGEMENT

SUPPLEMENTAL RETIREMENT PLAN

(January 1, 2009 RESTATEMENT)

The J. M. Smucker Company Top Management Supplemental Retirement Plan, established effective January 1, 1985, as amended and restated effective as of May 1, 1994, May 1, 1999, January 1, 2005 and January 1, 2009 and further amended by the First Amendment dated April 21, 2011 effective generally January 1, 2011 (the “Plan”), hereby is amended further on this 31st day of August, 2011, effective August 16, 2011;

WHEREAS, effective August 16, 2011 (the “Transition Date”), Timothy P. Smucker (“Mr. Smucker”), Chairman of the Board and Co-Chief Executive Officer of The J. M. Smucker Company (the “Company”), will no longer serve as a Co-Chief Executive Officer but will continue to serve as Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, following the Transition Date, the Company desires for Mr. Smucker to continue to provide services to the Company, including focusing his efforts on corporate strategy, succession planning, serving as an ambassador of the Company with employees and other constituents, and other matters as requested by the Board;

WHEREAS, the Plan provides Mr. Smucker with supplemental retirement benefits upon his cessation of service with the Company;

WHEREAS, the Executive Compensation Committee (the “Committee”), by actions taken on August 16, 2011, has determined that it is in the best interests of the Company to authorize the Company to amend the Plan and authorize the Company to enter into such arrangements as are necessary, based on advice of its outside advisors, such that Mr. Smucker will receive the same level of benefits under the Plan that he would be entitled to receive if he ceased providing services to the Company on the Transition Date. i.e., approximately $11.4 million; and

WHEREAS, pursuant to Section 7.1 of the Plan and the authority delegated by the Board, the Committee has the power to amend the Plan.

NOW, THEREFORE, the Plan hereby is amended as follows:

1. Section 2.3 of the Plan is hereby amended to add a new penultimate paragraph to read as follows:

“Notwithstanding the foregoing provisions of this Section 2.3, in no event shall the Monthly Retirement Benefit payable to Timothy P. Smucker (“Mr. Smucker”) be less than the Monthly Retirement Benefit that he would have been entitled to receive calculated under this Section 2.3 had he ceased providing services to the Company on August 16, 2011.”

2. Section 2.6 of the Plan is hereby amended to add the following at the end thereof:

“Notwithstanding the foregoing provisions of this Section 2.6, the Benefit Target Date for Mr. Smucker will be August 16, 2011.”

Executed at Orrville, Ohio on this 31st day of August, 2011, effective August 16, 2011.

THE J. M. SMUCKER COMPANY,
by its duly authorized officer

/s/ Jeannette L. Knudsen
By: Jeannette L. Knudsen, Vice President,
General Counsel and Corporate Secretary